EXHIBIT 10.42

RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT is made and entered into as of December 20, 2011, by and between ADVOCAT INC., a Delaware corporation (hereinafter, the “Company”), and L. Glynn Riddle, Jr. (“Riddle”).

WHEREAS, Riddle is employed by the Company pursuant to that certain employment agreement dated March 31, 2006 (the “Employment Agreement”) pursuant to which Riddle is the Chief Financial Officer of the Company and is considered by the Company to be critical to its on-going business operations; and

WHEREAS, the Company understands that Riddle desires to resign his position with the Company and has stated that he intends to resign his position and employment with the Company on or before December 31, 2011

WHEREAS, pursuant to the Employment Agreement between Riddle and the Company, upon Riddle’s voluntary termination, he would be entitled to his unpaid Base Salary and the Company would have no further obligation to him; and

WHEREAS, the Company is presently in the process of replacing its Chief Financial Officer (“CFO”), and dealing with the end of the year audit and other issues and desires Riddle stay through the audit period in order to have a better transition; and

WHEREAS, subject to Riddle’s continued satisfactory job performance, the Company is willing to enter into this agreement to induce Riddle to remain with the Company in order to assist the Company with its 2011 fiscal year audit, preparation and filing of its Form 10-K for the year ended December 31, 2011 and ongoing operations during the period while the Company engages in a search for a replacement CFO and Riddle is willing to remain employed by the Company during such time on the terms provided herein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements made herein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Retention. The Company hereby retains Riddle in the position of Chief Financial Officer and Riddle hereby accepts said retention by the Company on the terms and conditions specified herein.

2. Term. The term of this Agreement shall commence on the date hereof and, unless earlier terminated in accordance with the provisions set forth herein below, shall expire on March 31, 2012 (the “Retention Period”). Notwithstanding anything to the contrary in this Section 2, the provisions of Section 9 will survive the expiration or earlier termination of this Agreement.

3. Duties of Riddle. Riddle shall continue to perform the duties of CFO and those duties which are assigned to him by the Board of Directors or Chief Executive Officer of the Company through the Retention Period. Riddle agrees to devote his full time, attention and skill to his duties hereunder throughout the Retention Period and to be in a position to sign the certifications required to be filed with the Form 10-K. In connection herewith, the Company agrees to ensure that Riddle remains connected and has access to all information of the Company required to enable Riddle to be in a position to sign the certifications.

4. Compensation.

(a) As compensation for the duties and services performed by Riddle, the Company will continue Riddle’s annual base salary as provided in the Employment Agreement as such may be increased in the ordinary course by the Board of Directors, subject to federal and state withholding allowances and in accordance with the Company’s standard payroll practices.

(b) The Company acknowledges that Riddle will be entitled to his full bonus for the 2011 fiscal year and that such bonus shall be paid at the same time the other officers of the Company are paid their bonuses, but in any event, on or before March 15, 2012.

(c) Upon the filing of the Company’s annual report on Form 10-K, with the CFO certifications signed by Riddle, the Company will pay Riddle a bonus of Fifty Thousand Dollars ($50,000).

(d) In addition, the Company acknowledges that Riddle is performing his job for the benefit of the Company at a time when he has expressed a desire to resign. Thus, the Company agrees that, in addition to, and without limitation of, any other compensation contemplated hereby, the Company will continue to pay Riddle his annual base salary pursuant to the Company’s regular payroll periods, through December 31, 2012, if Riddle continues to work through the end of the Retention Period, and fulfills his other obligations under this agreement.

5. Options, SARs and Restricted Stock. As a further inducement for Riddle to remain through the Retention Period, one hundred percent (100%) of all unvested options, SOSARs, and restricted stock granted to Riddle under the Company’s 1994 Non-Qualified Stock Option Plan, 2005 Long Term Incentive Plan, or 2010 Long Term Incentive Plan or any other equity plan shall be deemed vested as of the last day of the Retention Period, if Riddle continues to work through the end of the Retention Period, and fulfills his other obligations under this agreement. The Company shall cause the options and SOSARs vested prior to the end of the Retention Period pursuant to the terms of the agreements under which they were granted and those vested pursuant to this Section 5 to remain exercisable until December 31, 2012 or such shorter period that does not constitute an extension under Treasury Regulation Section 1.409A-1(b)(5)(v)(C)(1). All Restricted Stock that vests prior to the end of the Retention Period and those shares that vest as a result of this Section 5 shall be promptly issued to Riddle at the end of the Retention Period.

6. Restricted Stock Units. All of the restricted share units in the account of Riddle under the 2008 Stock Purchase Plan For Key Personnel (“2008 Stock Plan”), shall be deemed vested as of the last day of the Retention Period, if Riddle continues to work through the end of the Retention Period, and fulfills his other obligations under this agreement. The delivery to Riddle by the Company of unrestricted shares of common stock of the Company equal to the number of restricted shares units held by Riddle under the 2008 Stock Plan adjusted for dividends through the Delayed Payment Date (defined below), rounded down to the nearest whole share, shall be made six months from the end of the Retention Period (the “Delayed Payment Date”) and the Company will make a payment to Riddle in amount representing the value of any remaining fractional restricted share units held by Riddle using the value per share as determined under Section 2(p) of the 2008 Stock Plan.

7. Benefits. Riddle shall also be entitled to participate in all benefit plans and programs through the Retention Period that are available to Riddle as of the date of this Agreement, provided such are continued after the date hereof. If Riddle elects to continue COBRA benefits at the end of the Retention Period, each month through December 31, 2012, the Company shall reimburse Riddle for the cost of group health and dental insurance premiums under COBRA, subject to any required withholding. In addition, should Riddle elect to continue any disability insurance or life insurance under the Company’s plans, the Company shall reimburse Riddle through December 31, 2012, for the cost of such disability insurance premiums, and life insurance premiums, subject to any required withholding. Note that the Company shall not continue EIRP payments to Riddle following the end of the Retention Period. Any reimbursements under this Section 7 shall be made to Riddle on a monthly basis, but in all events before the end of the limited period described in Treasury Regulation Section 1.409A-1(b)(9)(v)(E).

8. Termination.

(a) The Company shall have the right at any time, by written notice to Riddle to terminate this Agreement if one of the following events occurs:

(i) a Termination for Cause as defined in the Employment Agreement; or

(ii) Riddle’s disability as defined in Section 10 below; or

(iii) Riddle’s death.

Notwithstanding the above, it is the intent of the Company at all times to comply with the Americans With Disabilities Act, the Family and Medical Leave Act and any other applicable federal and state employment laws. This Agreement shall be terminable without cause by Riddle upon two (2) weeks written notice to the Company. In the case of termination under this Section 8 (a), all obligations of the parties under this Agreement shall cease, except for the Company’s obligations under Sections 4, 5, and 7 herein through the date of Riddle’s separation, to the extent earned and vested as of the date of Riddle’s separation, and Riddle’s obligations under Section 9 hereof. In addition, notwithstanding the above, if, prior to the end of the Retention Period, the Company should terminate Riddle’s employment due to a Without Cause Termination or Riddle should terminate his employment due to a Constructive Discharge, each as defined in the Employment Agreement or his employment shall be terminated by Riddle’s death or disability, Riddle shall be entitled to the compensation provided in the Employment Agreement instead of the provisions of this Agreement.

(b) This Agreement shall be terminable by Riddle upon thirty (30) days written notice to the Company, if the Company breaches any material terms of this Agreement and provided such breach has not been cured by the Company within such thirty (30) day period after notice by Riddle. In the case of termination under this Section 8(b), such termination shall be deemed a Constructive Discharge and Riddle shall be entitled to the compensation provided in the Employment Agreement in lieu of any payment that would otherwise have been due under this Agreement.

9. Confidential Information. In consideration of the covenants of the Company contained herein, Riddle agrees that the provisions of Section IX of the Employment Agreement will remain in full force and effect during and after the Retention Period and that for purposes of Section IX of the Employment Agreement Riddle will be deemed to have submitted his voluntary resignation at the end of the Retention Period. Provided Riddle maintains the confidentiality of Company information, the Company acknowledges that it will consent to Riddle’s employment as chief financial officer, or other financial position with a company operating in the nursing home industry.

10. Section 409A Compliance.

(a) This Agreement and any payments or benefits provided pursuant to the Employment Agreement shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Code. Further, the parties acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended comply with Section 409A of the Code or to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

(b) If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Riddle’s employment shall be made unless and until Riddle incurs a “separation from service” within the meaning of Section 409A.

(c) Notwithstanding the applicable provisions of this Agreement entered into pursuant thereto regarding the timing of payments in order for the Plan to comply with Section 409A, to the extent any such payment is subject to the provisions of Section 409A, the following special rules shall apply to any payment due under this Agreement as a result of such separation from service: (a) to the extent Riddle is a “Specified Employee” (as defined under Section 409A at the time of Separation from Service and to the extent such applicable provisions of Section 409A of the Code and the regulations thereunder require a delay of such payment for a six-month period after the date of such Riddle’s Separation from Service, no such payment shall be made prior to the earlier of (i) the death of Riddle or (ii) the date that is six months after the date of Riddle’s separation from service, and (b) any delayed payment shall be paid to Riddle, as otherwise provided in this Agreement, promptly after the end of the applicable six-month delay.

(d) Disability shall mean a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, where such impairment causes Riddle to be unable to perform the duties under this Agreement or any substantially similar position of employment.

11. Assignments; Successors and Assigns. The rights and obligations of Riddle hereunder are not assignable or delegable and any prohibited assignment or delegation will be null and void. The Company may assign and delegate this Agreement to a successor in interest to the Company’s business. Any such assignment shall expressly include the obligations herein and shall not relieve the Company of same. The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

12. Governing Law/Arbitration. This Agreement shall be interpreted under, subject to and governed by the substantive laws of the State of Tennessee without giving effect to provisions thereof regarding conflict of laws, and all questions concerning its validity, construction, and administration shall be determined in accordance thereby.

13. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original but all of which will together constitute one and same instrument.

14. Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

15. Exclusiveness. This Agreement and the Employment Agreement constitute the entire understanding and agreement between the parties with respect to the retention by the Company of Riddle and supersedes any and all other agreements, oral or written, between the parties. Except as otherwise provided herein, the Employment Agreement continues in full force and effect.

16. Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

17. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

(a) If to the Company, at 1621 Galleria Boulevard, Brentwood, TN 37027, Attention: CEO, or at such other address as may have been furnished to Riddle by the Company in writing; or

(b) If to Riddle, at the address stated below, or such other address as may have been furnished to the Company by Riddle in writing.

18. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging in to or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertaking of the Company hereunder. No such consolidation, merger or transfer shall affect the rights of Riddle or the obligations of the Company hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“COMPANY”

ADVOCAT INC.

By:	/s/ Kelly Gill
Title:	President & CEO

“RIDDLE”

/s/ L. Glynn Riddle, Jr.
L. Glynn Riddle, Jr.

Riddle’s Principal Address:

1203 Signature Court
Franklin, Tennessee 37064